                                                                    EXHIBIT 23.1


                            INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TNF Holdings Company, Inc. 1994 Stock Incentive Plan (TNF
Holdings Company, Inc. changed its name to The North Face, Inc. on June 8,
1994), The North Face, Inc. 1995 Stock Incentive Plan, The North Face, Inc. 1996 Stock Incentive Plan, and The North Face, Inc. 1996 Stock Option Plan for Non-Employee Directors, of our report dated February 9, 1996 (June 20, 1996, as to
Note 16), on the financial statements of The North Face, Inc. and The North Face ("Predecessor") appearing in the Prospectus dated July 2, 1996, which is a part of Registration Statement No. 333-04107 on Form S-1 of The North Face, Inc.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
September 24, 1996